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Report of Independent Registered Public Accounting Firm

The Board of Directors
The Corporate Trust Services division of Wells Fargo Bank, National Association:

We have examined management’s assertion, included in the accompanying Assessment of Compliance with the Applicable Servicing Criteria, that the Corporate Trust Services division of Wells Fargo Bank, National Association (the Company) complied with the Servicing Criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB (the Servicing Criteria) for commercial mortgage‑backed securities (CMBS) transactions backed by pools of commercial mortgage loans and/or backed by CMBS for which the Company provides trustee, securities administration and/or paying agent services and for which either (a) some or all of the issued securities for such CMBS transactions were publicly offered pursuant to a registration statement delivered under the Securities Act of 1933, as amended, or (b) the issued securities for such CMBS transactions were privately offered pursuant to an exemption from registration and the Company has an obligation under the transaction agreements to deliver an assessment of compliance with the applicable Servicing Criteria under Item 1122(d) of Regulation AB; provided however that, the platform excludes any transactions (i) for which the offered securities were issued, sponsored and/or guaranteed by any agency or instrumentality of the U.S. government or any government‑sponsored entity, and (ii) for which the offered securities were issued pursuant to a transaction that closed prior to January 1, 2006 and for which the Company outsources all material servicing activities (as defined by Regulation AB) (the CMBS Platform) as of and for the twelve months ended December 31, 2017. Management has determined that all the Servicing Criteria set forth in Item 1122(d) are applicable to the Company’s obligations in the related transaction agreements with respect to the CMBS Platform as of and for the twelve months ended December 31, 2017, except for the following Servicing Criteria: 1122(d)(4)(ii), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(vi), 1122(d)(4)(vii), 1122(d)(4)(viii), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii) and 1122(d)(4)(xiv), which management has determined are not applicable to the Company’s obligations in the related transaction agreements with respect to the CMBS Platform as of and for the twelve months ended December 31, 2017; provided however that, with respect to the CMBS Platform (a) Servicing Criterion 1122(d)(1)(v) is applicable only to the Company’s obligations related to the aggregation of information received and the conveyance of such information, in each case, as required by the transaction agreements and (b) Servicing Criterion 1122(d)(4)(iii) is applicable only to the Company’s obligations related to the process of making or effecting an addition, removal or substitution to the asset pool in accordance with the transaction agreements (the Applicable Servicing Criteria). With respect to applicable Servicing Criteria 1122(d)(2)(iii) and 1122(d)(4)(iii), management has determined that there were no activities performed during the twelve months ended December 31, 2017 with respect to the CMBS Platform, because there were no occurrences of events that would require the Company to perform such activities. Appendix A to the Assessment of Compliance with the Applicable Servicing Criteria identifies the individual asset‑backed transactions and securities defined by management as constituting the CMBS Platform. Management is responsible for the Company’s compliance with the Servicing Criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the Servicing Criteria based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants to obtain reasonable assurance and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the Servicing Criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset‑backed transactions and securities that comprise the CMBS Platform, testing selected servicing activities related to the CMBS Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the Servicing Criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the Servicing Criteria.

As described in the accompanying Assessment of Compliance with the Applicable Servicing Criteria, for Servicing Criterion 1122(d)(4)(i), the Company has engaged two vendors to perform the activities required by this Servicing Criterion. The Company has determined that neither vendor is considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the Servicing Criterion applicable to these vendors as permitted by the SEC’s Compliance and Disclosure Interpretation (C&DI) 200.06, Vendors Engaged by Servicers (C&DI 200.06). As permitted by C&DI 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that these vendors’ activities comply in all material respects with the Servicing Criterion applicable to the vendors. The Company is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendors and related Servicing Criterion as described in its assertion, and we performed no procedures with respect to the Company’s eligibility to apply C&DI 200.06.

In our opinion, management’s assertion that the Company complied with the aforementioned Servicing Criteria, including Servicing Criterion 1122(d)(4)(i) for which compliance is determined based on C&DI 200.06 as described above, as of and for the twelve months ended December 31, 2017 is fairly stated, in all material respects.

/s/ KPMG LLP

Chicago, Illinois
February 21, 2018

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